EWRX Internet Systems Inc.

4950 Yonge Street, Suite 910, Toronto, Ontario Canada, M2N 6K1
Tel: (604) 418-8229   Fax: (604) 921-7285

Notice

May 25th, 2006

Attention: iMusic International Inc.
Mike Miller
John Sparrow

From: Ewrx Internet Systems Inc.
Jessica Q. Wang
And on behalf of the Board of Directors of Ewrx Internet Systems Inc.

It has recently come to the attention of the Board of Directors of EWRX Internet Systems Inc. that you have been illegally misrepresenting EWRX Internet Systems Inc.

The Board of Ewrx Internet Systems Inc. strongly advises you to cease any further action in this regard.

You are responsible for all of your illegal activities and will be held liable for any and all damages incurred to EWRX Internet Systems Inc., its shareholders, creditors and directors.

Your fraudulent misrepresentation has seriously violated security and corporate law and will have serious consequences.

Jessica Q. Wang,
President and CEO
EWRX Internet Systems Inc.